Exhibit 10.90

Head of Terms

This head of terms (the “HoT”) sets forth the main terms and conditions of an envisaged transaction (the “Transaction” or the “Acquisition”) consisting of the acquisition by the group heading by Nuburu Inc. (“Nuburu”), through its subsidiary Nuburu Subsidiary LLC “Nuburu Subsidiary” or the “Purchaser”), of the entire corporate capital of Lyocon S.r.l. (“Lyocon” or the “Company”).

This HoT, and any provisions contained herein have a binding nature among the Parties, as set forth by the following point 14.

main terms and conditions of the Transaction
1. Parties

Nuburu Inc., a United Stated company incorporated under the Laws of Delaware (United States of America), under No. 7992754, whose shares are listed on the New York Stock Exchange.

Nuburu Subsidiary LLC, a United Stated company incorporated under the Laws of Delaware (United States of America).

Paola Zanzola (“PZ”), and Alessandro Sala (“AS”) (PZ and AS, jointly, the “Lyocon Quotaholders” or the “Sellers”, and each of them the “Lyocon Quotaholder” or the “Seller” and together with Nuburu and Nuburu Subsidiary, the “Parties”).

2. Premises
A.
Nuburu and its group (including Nuburu Subsidiary) are engaged, in particular, in the development and manufacturing of industrial blue laser technology and currently expanding into defence-tech, security and critical infrastructure resilience also through internal innovation and strategic acquisitions to build a Defense & Security Hub targeting long-term growth in high-value government and enterprise markets;
B.
Lyocon is an Italian company engaged in the design, development, and production of laser sources and systems, both standard and customized, intended for various industrial sectors. The Company is currently managed by a board of directors composed by PZ and AS;
C.
As of the date of this HoT, the corporate capital of Lyocon is held by the Lyocon Quotaholders as follows:
Paola Zanzola and Alessandro Sala, each holding 50% of

Lyocon S.r.l.;
D.
the Transaction is aimed at to creating synergies between Nuburu and Lyocon, with the objective of enhancing and developing the Nuburu’s technological capabilities and support the development of new business opportunities in the blue laser sector.

3. Transaction

In order to implement the Transaction, and subject to the conditions precedent (as set forth in the Paragraph 5 above), Nuburu Subsidiary shall purchase, and the Lyocon Quotaholders shall sell, the stake representing the entire corporate capital of the Company (the “Stake”) for the Consideration (as defined below), within the 31 December 2025, in accordance with the terms and conditions set forth herein (the execution of the Transaction is defined the “Closing” and the date of execution of the Closing the “Closing Date”).

4. Consideration of the Acquisition

Consideration and rights of the Parties

Based on preliminary discussions and evaluations among and by the Parties, the consideration for the Acquisition is estimated equal to USD 2,000,000.00 (the “Consideration”) and shall be paid 50% to PZ and 50% to AS by Nuburu Subsidiary (or by Nuburu on behalf of the latter) at Closing, before the Notary, as follows:

(i)
an amount, equal to USD 500,000.00, in cash, to be corresponded pro quota in available funds (the “Upfront”);
(ii)
the residual amount, equal to USD 1,500,000.00 (the “Deferral Consideration”) to be corresponded pro quota in kind, through the issuance by Nuburu or Nuburu Subsidiary at Closing Date in favour of PZ and AS of a convertible note (the “Note”), not transferable, which shall give to its holders the right to receive at the end of the 6 months-period from the Closing Date (e.g. 30th June 2026, the “Maturity Date”) a number of Nuburu common shares determined by dividing the amount of the Deferral Consideration by the volume-weighted average price of the common shares (VWAP) of Nuburu during the 60 days-period preceding the Closing Date (the “Reference Price at Closing”).

It being understood and agreed among the Parties that

(a)
within the maturity Date, the Lyocon Quotaholders shall have the right to request to Nuburu and Nuburu Subsidiary the payment of the Deferral Consideration, in whole or in part, in cash (USD) (the “Lyocon Quotaholders’ Right”). For the sake of clarity, in the event that the Lyocon Quotaholders’ Right is exercised with respect to a portion of the Deferral Consideration, the number of the Nuburu common shares to be issued shall be calculated on a pro rata basis (applying the Reference Price at Closing) to reflect the portion of the Deferral Consideration for which the Lyocon Quotaholders have exercised the Lyocon Quotaholders’ Right;
(b)
Nuburu and Nuburu Subsidiary shall be entitled in any case (and, therefore, also in case of exercise of the Lyocon Quotaholders’ Right ) to pay the Deferral Consideration by cash (USD) in the event VWAP of the Nuburu shares during the 60 days-period preceding the Maturity Date will be at least 30% higher than the Reference Price at Closing;
(c)
the Nuburu shares to be assigned as payment of the Deferral Consideration (if any) shall be subject to orderly sale (vendita ordinata) customary provisions to be defined in details in the Definitive Agreements;
(d)
the Definitive Agreements shall include the document governing the Note (and in particular the terms, conditions, procedure, timing, etc, for the assignment of the Nuburu shares as payment of the Deferral Consideration and/or for the payment in cash, as well as for the exercise by PZ and AS of the Lyocon Quotaholders’ Right and by Nuburu and Nuburu Subsidiary of the right under previous letter (c)), in any case shall be set in full compliance with, and within the limits set forth in, the applicable Law (including, without limitation, the provisions relating to inside information and market abuse).

Definitive consideration

The Parties acknowledge and agree the Consideration should be subject to adjustment in the Definitive Agreements due to negative outcomes of the Due Diligence (without prejudice to the provision set forth in the Paragraph 5, point (i)). It being agreed and understood that, in the event of completion of the Transaction, the final price shall in no case be lower than 1,500,000 (the “Floor Value”) conditional to “major negative outcomes”, defined as events, facts or circumstances (not disclosed in the documents provided in the data room for the Due Diligence, and not reserved in the latest balance sheet) discovered during the Due Diligence which (i) are objectively verifiable, (ii) have a quantifiable net financial impact (after reasonable mitigations), and (iii) would reasonably be expected to materially impair Lyocon’s business as planned according to the Outline Guidelines. The Floor Value will however not affect the amount of the Upfront Consideration, which will remain constant.

Conditions precedent
5. Conditions precedent

a) The actual implementation of the Transaction is subject to the following conditions precedent which shall be fulfilled within the Closing:

(i)
the completion by Nuburu and Nuburu Subsidiary of a satisfactory Due Diligence (as defined and as set forth under the following Paragraph 6) with no materials adverse findings relating to the Company;
(ii)
the achievement of an agreement among the Parties regarding the Definitive Agreement, including the final consideration for the Acquisition (according to the Paragraph 4 and the Business Plan according to the following Paragraph 7);
(iii)
the written evidence by Nuburu of the availability of the funds to pay the Upfront Consideration, the Conversion of the Deferral Consideration and the Quotaholder Loan.

b) A Reverse Termination Fee (RTF) of Euro 40,000.00 shall be paid by Nuburu to Sellers if Closing fails to occur by the Closing Date for reasons within Nuburu’s control or risk sphere (including financing, market conditions, or regulatory approvals unrelated to Lyocon), or in case the Purchaser’s final proposal for the Closing will be lower than the amount of the Floor Value.

Accessory Condition – Group Information Deliverables (Non-Suspensive)

The Parties agree that the following information deliverables are required for planning and integration purposes only and shall not constitute, nor be construed as, a Condition Precedent to the subscription of the Definitive Agreement or the Closing, nor give rise to any right of termination or deferral of the Transaction:

1.
Integrated Group BP Extract. To the extent referenced in the Buyer’s public communications Nuburu shall use commercially reasonable efforts to provide to the Sellers (or make available in the data room) a high-level extract of the Nuburu Group business plan limited to interfaces reasonably relevant to the Target (including anticipated intercompany routes-to-market, channel access, expected volumes, shared-services interactions and any planned capex/support relevant to the Target’s execution of its business plan);
2.
Tekne / Orbit Status Note. To the extent referenced in the Buyer’s public communications and insofar as reasonably relevant to the Target’s supply-chain and/or sales channels, the Buyer shall use commercially reasonable efforts to provide a non-confidential heads-of-terms and/or status summary (or cross-reference to public filings) regarding the Tekne/Orbit initiatives.

Other Provisions
6. Due Diligence

Nuburu and Nuburu Subsidiary, also through their advisors, will conduct a customary (commercial, legal, financial and tax) due diligence regarding Lyocon (the “Due Diligence”) and to this purpose the Lyocon Quotaholders shall consent to, and cooperate with (including by ensuring timely access to the required information and documentation), Nuburu and Nuburu Subsidiary, their representatives and consultants in order to enable them to carry out the Due Diligence. No broad-form indemnity expected given equity-heavy price and Due Diligence access.

7. Business Plan

The Parties shall jointly prepare and agreed a business plan of the Company for the five-years period (2026-2030) (the “Business Plan”), in line with the strategic objectives and operational guidelines set forth in the document attached hereto as Exhibit 7 (the “Outline Guidelines”). The agreed Business Plan shall be attached to the Definitive Agreement and formally adopted by the competent corporate body of the Company.

The Sellers will be entitled to an Earn-out Plan, with a cap of USD 1,000,000 cumulative over a period of 5 years which shall: (i) be aligned to the Business Plan, with specified KPIs (revenues, margin, new active customers); (ii) include objective annual thresholds/targets/caps; (iii) provide equitable adjustments for extraordinary events (export controls, Golden Power, force majeure) and for Purchaser’s failure to provide agreed business support (channels, certifications, supply chain), including deemed achievement; (iv) ensure proper attribution to Lyocon for intercompany-routed sales; (v) require stable accounting policies; and (vi) be payable in cash within 30 days of financial statements approval (any equity portion being subject to the same price-protection and registration regime as the Consideration).

8. Quotaholder Loan

In order to provide the Company with the necessary financial resources to support the execution of the Business Plan, Nuburu or Nubury Subsidiary on behalf of Nuburu (as the case may be) shall grant to Lyocon a ring-fenced committed quotaholder loan (or capital increase), for a total amount of USD 1,000,000, (the “Quotaholder Loan” or “Quotaholder Capital Increase”) to be disbursed according to the follow and in any case to the Business Plan as better and detailed set forth under the Definitive Agreements:

(i)
a first tranche of the amount of USD 500,000.00 (50% of Quotaholder Loan) upon Closing;
(ii)
the remaining tranches as and when the business plan will require (expected: 25% of Quotaholder Loan within 12 months after Closing and 25% within 24 months after Closing) but not later than the end of 2027.

For undrawn tranches, Nuburu will provide commitment letter acceptable to Sellers or will directly execute before the notary the commitment to subscribe the divisible capital increases, in the tranches set forth herein.

9. Timeline

The indicative timeline to carry out the Transaction is expected to be as follows and the Parties, hereby and as far as they are concerned, commit to do everything necessary and appropriate to carry out the Transaction (upon the occurrence of the Condition Precedents) as per the timeline outlined below:

(i)
completion of the Due Diligence by 15 December 2025;
(ii)
Closing within and no later than 31 December 2025 (“Closing Date”).

Governance and transfer of quotas of the Company
10. Management of the Company

Upon the completion of the Transaction, the Company shall be managed by a board of directors, that shall be comprised of three (3) members, of which:


two (2) shall be nominated by Nuburu Subsidiary (and one of whom may also serve as Chairman of the Board, if so requested by Nuburu), and

one (1) shall be appointed in representation of the Sellers. Nuburu and Nubury Subsidiary acknowledge the importance of AS and PZ for the execution of the Business Plan.

Therefore, AS and PZ (the “Managers”) shall participate in the management of the Company as managers and/or members of the company directors (as better detailed in the Definitive Agreements).

Notwithstanding the above, the management and operations of the Company shall be carried out in compliance with the Business Plan.

It is agreed that the gross annual remuneration (RAL) for AS and PZ in their management roles in Italy shall be EUR 100,000. In addition, for their role as Technical Advisor to Nuburu Inc., they shall receive USD 30,000 gross per annum.

11. Management Incentive Plan

The Managers shall remain in office for the entire duration of the Business Plan and shall be committed to supporting its successful implementation.

In light of the above:

(i)
in the Definitive Agreements, the Managers shall undertake specific stability commitments (patti di stabilità) for a period at least equal to the reference period of the Business Plan, and
(ii)
Lyocon and each of Paola Zanzola and Alessandro Sala shall enter into Employment and/or Management Agreements consistent with market practice, including: (i) clearly defined roles and adequate means; (ii) variable compensation aligned to Business Plan KPIs; (iii) good-leaver protection (severance of 6 months total cash compensation, upon change of control/delisting/plant closure); (iv) sector-specific and country-specific non-compete for maximum 6 months with monthly consideration; (v) a plan for executive education on management issues and (vi) D&O coverage (management insurance policy) applicable to Italian employment/management contracts and indemnification. Such agreements shall not constitute a condition precedent to the share transfer and shall not impede Closing;
(iii)
Nuburu shall also appoint Paola Zanzola as Vertical Technology Consultant and Alessandro Sala as Vertical Operation Consultant at the corporate level with responsibilities related to laser and radio technologies with a bonus tied to also to M&A pipeline targets (scouting, due diligence and validation) consistent with Nuburu’s strategy;
(iv)
the Managers shall remain in charge and shall participate in the management incentive plan - under which the Managers will be entitled to receive “Restricted Stock Units” issued by Nuburu (or other similar financial instruments according to the applicable law) - that shall be adopted by the Company, according to the Exhibit 11 (the “Management Equity Incentive Plan”).

Miscellanea
12. R&Ws

In the Definitive Agreements Nubury and Nuburu Subsidiary, as purchaser party, and PZ and AS, as seller party, shall release in favour of the other party customary representations and warranties considering their respective role in the Transaction, the business of the

Company and the nature and structure of the Transaction, including thresholds, materiality, exceptions, and procedures for the indemnification undertakings.
13. Binding documentation

Without prejudice for the Condition Precedents under Paragraph 5, points (i) and (iii), the Parties acknowledge that, the completion of the Transaction entails the negotiation and definition of the binding agreements and documents, which shall reflect the rules and principles of this HoT and shall be negotiated in good faith and agreed upon by the Parties (the “Definitive Agreements”). The Definitive Agreements shall include:

-
a sale and purchase agreement according to this HoT (including the Note and the Management Incentive Plan) and containing customary provisions for this kind of transaction;
-
directorship agreements or employment agreements (or similar agreements) to be entered into by and among the Company and, respectively, PZ and AS (as directors or managers, as the case may be, of the Company);
-
the By-laws of the Company, which shall apply starting from the Closing and shall reflect, to the maximum extent permitted under the Law, the provisions on the corporate governance of the Company and the rules governing transfers of the quotas of the Company;
-
the consultancy agreements (or other similar agreements) set forth by this HoT.

14. Nature of the HoT

Subject to the satisfactory outcomes of the Due Diligence as set forth under previous Paragraph 5 point (i), this HoT is binding among the Parties who shall, therefore, be required to conduct negotiations to enter into the Definitive Agreements (including the definition and agreement among the Parties on the final consideration for the Acquisition as set forth under previous Paragraph 4.

It being understood and agreed among the Parties that this HoT represents the best understanding achieved to date by the Parties to reach a common understanding and to carry out the Transaction and that the RTF clause, under previous Paragraph 5 point (vii), and the

Governing Law and Jurisdiction clause (Par. 17) are binding between parties.
15. Exclusivity

Lyocon Quotaholders hereby, jointly and severally, grant Nuburu a period of exclusivity starting from the date of execution of this HoT and ending at the earliest date between (i) the execution of the Definitive Agreements and (ii) 31 December 2025.

During the above exclusivity period, Lyocon Quotaholders, jointly and severally, shall not (i) carry out, and shall cause Lyocon not to carry out, any transaction which may conflict with or jeopardize, or compete with the Transaction, and (ii) conduct, initiate, solicit, accept or otherwise pursue any discussions or negotiations with any other parties regarding a transaction conflicting, or jeopardizing or competing with the Transaction.

16. Costs

Unless otherwise provided in the definitive agreements, each Party shall be responsible for, and shall bear, all of its own costs and expenses incurred in connection with the negotiation and execution of this HoT and, in general the Transaction (including those related to the Due Diligence).

17. Confidentiality

The Parties acknowledge that Nuburu is a company whose shares are listed on the New York Stock Exchange, and that any confidential information obtained in the context of and for the purposes of the Transaction (including this HoT and the negotiation of this HoT and the Transaction) may be subject to specific legal and regulatory requirements. Accordingly, the Parties – also under Article 1381 of the Italian Civil Code and/or other similar foreign law applicable to a Party, as to their director, manager, employee, consultant, statutory audit, advisors and auditors – undertake to handle such information in full compliance with all applicable laws and regulations, including, without limitation, those relating to privileged information, insider trading and market manipulation.

The Parties agree – also under Article 1381 of the Italian Civil Code and/or other similar foreign law applicable to a Party, as to their director, manager, employee, consultant, statutory audit, advisors and auditors – to keep strictly confidential any information concerning this HoT or its content, as well as any other information that the Parties have exchanged during the negotiations of this HoT or that will exchange in connection with the performance of the Due Diligence, the negotiation of the Long Form Agreement and/or, in general, in the context of the Transaction. Each Party will be entitled to reveal such information to third parties only to the extent necessary for the implementation and fulfillment of this HoT, or to comply with mandatory applicable law and regulation to which such Party may be subject.

18. Governing law and jurisdiction

This HoT is governed by and construed in accordance with the Law of Italy.

Any dispute shall be finally settled by arbitration under the Milan Chamber of Arbitration, seat Milan, language English, with Emergency Arbitrator and the right to seek interim relief from the Courts of Milan.